 EXHIBIT 10.1

AGREEMENT

This License and Support Services Agreement (“Agreement”), effective as of October 7, 2009 (“the Effective Date”), is entered into between NeoMedia Technologies, Inc., a Delaware (United States of America) corporation having a principal place of business at Two Concourse Parkway, Suite 500, Atlanta, Georgia 30328 (“NeoMedia”); and Brand Extension Mobile Solutions, S.A., a Madrid (Spain) corporation having a principal place of business at calle Guzmán el Bueno, No. 133, Madrid, Spain  (“BEMS”; together, “The Parties,” or individually, “Party”).

WHEREAS BEMS is a company validly organized in Madrid, Spain, which engages mainly in the provision of technological and market solutions to its customers, designing, implementing and managing the extension of their trademarks to cellular phones and technological environments in general, and is a mobile marketing service provider, with key business interests in Southern Europe and South America;

WHEREAS, NeoMedia is a company validly organized in Delaware, United States, which engages, among other activities, in the provision of mobile barcode platforms, including technical bi-dimensional code recognition solutions, and is a leading company in the industry worldwide;

WHEREAS, BEMS has made a cooperation agreement with Telefónica Internacional, S.A.U (hereinafter, “Telefónica”), for the exclusive commercial operation in Latin America for the practice applications and business opportunities arising from the use of technical bi-dimensional code platforms (hereinafter, for the purposes hereof, the “Technology”);

WHEREAS, for BEMS’ operation of the Technology in association with NeoMedia’s Platform, it is necessary for NeoMedia to grant BEMS a platform license;

WHEREAS, BEMS intends for such purpose to use as its prime vendor, a technology provider with renowned experience, technical good standing, and an owner of mobile barcode platforms capable of providing the support services required by BEMS;

WHEREAS, NeoMedia is a technology provider and the leading mobile barcode platform vendor, with intellectual property and technology assets covering barcode reading, management and scanning that meet BEMS requirements;

WHEREAS the Parties desire to enter into an agreement whereby, NeoMedia grants to BEMS a platform license, and provide the NeoMedia mobile barcode platform and related products for mobile barcode reading and BEMS becomes a NeoMedia distribution and sales channel; and

WHEREAS The parties desire to enter into Purchase Order through which NeoMedia will sell to BEMS certain hardware products to support barcode and mobile barcode based ticketing and couponing activities in support of BEMS’ customers;

NOW, THEREFORE, in accordance with the foregoing and in consideration of the terms and conditions contained herein, NeoMedia and BEMS agree as follows:

1.	Definitions.

1.1.	“Licensed Platform” shall be set forth in Exhibit A hereto.

1.2.	“Field of Use” shall be set forth in Exhibit B hereto.

1.3.	“Royalty-Based Revenue” shall be set forth in Exhibit D hereto.

1.4.	“Territory” shall mean those countries identified in Exhibit C hereto, which may be amended in writing from time to time by mutual agreement of the Parties.

2.	License Granted and Services Provided.

2.1.
Subject to the terms and conditions of this Agreement, and for the consideration recited herein, NeoMedia grants to BEMS the right to use in the Territory the Licensed Platform owned by NeoMedia as set forth in Exhibit B hereto (“License”).  The License is granted on a non-exclusive basis in the Territory.  The License further grants BEMS the right to distribute NeoMedia’s NeoReader (1) by download to the mobile terminal of the user through the BEMS web site, and/or the web site of third parties with which BEMS may have reached an agreement to such effect; and (2) through the inclusion by the manufacturers of the NeoMedia NeoReader in the mobile terminals.  NeoMedia undertakes to cooperate with BEMS to establish such channels for the distribution of its NeoReader.  For such purpose, NeoMedia shall carry out tasks of technical assistance that may be necessary to set up the platform for NeoReader downloads in the web site of BEMS and/or third parties; and for the manufacturers to include said software in the mobile terminals as set forth in Exhibit E hereto. In this respect, NeoMedia undertakes to cooperate with the manufacturers of the terminals on identical terms, however, NeoMedia reserves the right to charge the handset manufacturer, on a time and materials basis, for porting, testing, and customization.  BEMS may also distribute the NeoReader through channels other than those described above, in which NeoMedia shall cooperate with BEMS on similar terms as those described herein. However, no rights are extended to BEMS, or any customers or others claiming rights through BEMS, for products or activities outside of the Territory.

2.2.
Subject to the terms and conditions of this Agreement, and for the consideration recited herein, NeoMedia shall provide to BEMS the support, maintenance, upgrade and update services (hereinafter, the “Support Services”) described in Exhibit F hereto.  The Support Services may be provided to BEMS or to BEMS’ customers.

2.3.
Subject to the terms and conditions of this Agreement, and for the consideration recited herein, NeoMedia grants to BEMS the right to grant a limited sublicense to limited portions of NeoMedia’s intellectual property to any company set forth in Exhibit H hereto, which may be amended in writing by NeoMedia from time to time, strictly in the Territory, which sublicense will be under the terms and conditions of this Agreement, and to the extent that the particular sublicensee acknowledges in writing that it is using NeoMedia’s intellectual property, with any revenue under such sublicense being included in Royalty Based Revenue. The specific portions of NeoMedia’s intellectual property to be sublicensed by BEMS and other restrictions on the sublicense will be determined at the time such sublicense may be granted and shall be determined solely at the discretion and under the terms established by NeoMedia.

2.4.
Subject to the terms and conditions of this Agreement, and for the consideration recited herein, NeoMedia will provide a platform as an ASP service in line with the Service Level Agreement requirements set forth in Exhibit G hereto, and will make available BEMS Client branded versions of the Neoreader client and download site, and work with BEMS’ Clients’ to port and optimize the reader if requested and to the extent described in Exhibit E hereto.  As described herein, NeoMedia shall provide hardware scanning units in support of ticketing solution sales.

3.	Consideration.

Consideration shall be set forth in Exhibit D hereto.

4.	Term.

The term of this Agreement shall be an initial four (4) years, with automatic extensions of one (1) year if BEMS is compliant and up to date with all provisions of the Agreement including Minimum Annual Payment, which are continuing, and any royalty payment, as determined by NeoMedia in its sole discretion.

5.	Confidentiality.

For the purposes of this clause, Confidential Information shall be deemed to mean all that information and/or documentation of BEMS and NeoMedia which, due to its commercial, technical, financial, accounting, organizational or strategic nature or of any other type is not in the public domain, whether in extract form or in full, and whether communicated in writing, verbally, electronically or through any other medium and/or procedure.

Having established the foregoing, pursuant to this clause the said parties shall be under an express obligation to maintain complete confidentiality and secrecy regarding any Confidential Information which they are aware of or have become aware of by reason of this Agreement and its preparation, and the provisions hereof shall extend to all of their personnel and, as the case may be, to any third party authorized by the parties in accordance with the provisions of the following paragraphs.

Except where such disclosures are required by law or the Parties have given consent in writing, the “recipient party” or “recipient” of the Confidential Information undertakes:

5.1.
To maintain it secret, this obligation including any unauthorized disclosure or use of the Confidential Information, whether actively (delivery of the Confidential Information to an unauthorized third party or employee), or passively (providing the unauthorized third party or employee with access to the Confidential Information in such manner that the same may become aware thereof).

5.2.
To use it solely and strictly in relation to the purpose for which the Confidential Information is delivered thereto, and the same may not use it for any purpose other than compliance and performance of this Agreement. In this respect, the recipient of the Confidential Information undertakes, in respect thereof, not to transfer and/or assign it to third parties not covered by the contractual relationship, even for its preservation.

5.3.
To restrict access to Confidential Information solely to those employees of its company which need to be aware thereof by reason of implementing this Agreement, its preparation and performance and/or, as the case may be, those third parties who have been previously and expressly authorized by the recipient party of the Confidential Information.

5.4.
To take all measures necessary to prevent the Confidential Information becoming known to unauthorized employees or third parties. The recipient shall in this manner protect the Confidential Information of the other party using the same means of protection which it uses to protect its own Confidential Information.

5.5.
To take the necessary measures which ensure compliance by authorized employees and/or third parties with all obligations assumed pursuant to this clause. In this respect, the recipient of the Confidential Information undertakes to enter into as many agreements as may be necessary with its authorized employees and/or third parties for the purpose of extending all terms and conditions established in this clause to them.

5.6.	Not to make any copy or reproduction of Confidential Information supplied pursuant to this Agreement in any format or medium, unless the same is essential for implementation hereof.

5.7.	To inform the other party as soon as it becomes aware thereof of any illegal, improper or unauthorized use of or access to Confidential Information.

5.8.
In the event that any of the parties is required by a judicial or administrative authority to disclose Confidential Information of the other party, it shall previously inform the latter thereof and restrict the disclosure as far as the requirement allows.

5.9.
Nothing in this paragraph shall be construed to preclude or prohibit the Parties from being able to publicly acknowledge that they have entered into this license agreement, so long as the terms of this Agreement are not disclosed other than as specifically and expressly permitted herein. Furthermore, within the context of the foregoing, the parties will cooperate to create and jointly issue a mutually agreed upon a press release and to publicly release similar public disclosures about the agreement, including the relationship of this agreement to BEMS’s agreement to Telefónica, not later than three (3) business days after the full execution of this agreement.

5.10.
During the term of this Agreement, neither BEMS or any person under its control or related party shall provide any assistance or guidance regarding the alleged non-infringement, invalidity, or unenforceability of any of the intellectual property covered by this Agreement to any third party who is challenging or may challenge the scope, validity or enforceability of the same in any proceeding, including in court, arbitration, or before a patent office, except as required by law or judicial process.

6.	Marking/Proprietary Rights Notices.

BEMS agrees to mark any relevant products with the proper NeoMedia patent numbers in accordance with the United States Patent Laws and the laws of the particular country in which the products are being used.

7.	Early Termination.
7.1.
Either of the parties may terminate this Agreement in the event of serious and material breach by the other party of its obligations under this Agreement. To such effect, serious and material breach shall include but not be limited to, failure by NeoMedia to meeting its commitments under this Agreement and its schedules and failure by BEMS to pay the sums and royalties stipulated in section three (3) of the Agreement shall be deemed an event of serious and material breach.

7.2.
The non-breaching party shall serve notice in writing on the breaching party for the breaching party, within thirty (30) days after such notice, to remedy the breach or, as the case may be, offer an alternative to the satisfaction of the non-breaching party.

7.3.
Failure to remedy or implement the alternative accepted by the non-breaching party within said term shall enable the non-breaching party either to demand performance or to request the termination of this Agreement, with indemnification for any loss and damage in either event.

7.4.
The inter-operability of NeoMedia NeoReader with the mobile network operators existing in the market is an essential aspect of this Agreement. In this regard, the breach of this condition by NeoMedia shall entitle BEMS to terminate this Agreement.

7.5.
Upon BEMS’ petition for relief under any bankruptcy, dissolution or similar legislation for protection from creditors; or upon BEMS’ cessation of doing business; or upon any other material breach of this Agreement by BEMS shall entitle NeoMedia to terminate this agreement

7.6.	This agreement between NeoMedia and BEMS shall not terminate even though any or all agreements between BEMS and Telefónica may terminate.

7.7.
Without prejudice to any other effects under this Agreement or under law, upon the termination of this Agreement on any grounds, each party shall return at the request of the other party any Confidential Information furnished (within the meaning of section five (5) of this Agreement), including any copies or reproductions that may have been made. In addition, at the request of the other party, the recipient of the Confidential Information shall eliminate or erase any Confidential Information that may have been stored in media that cannot be returned, including, but mot limited to, the Confidential Information stored on hard disks of the computer equipment of the recipient.

8.	Warranty of Proprietary Rights.

8.1.
NeoMedia warrants and represents to BEMS that it is the lawful proprietor of all the intellectual and industrial property rights over the Licensed Platform and its components. In such respect, NeoMedia represents and warrants that to the best of its knowledge the Licensed Platform does not infringe any third-party right that could impede or restrict in any manner whatsoever its use by BEMS as stipulated herein.

8.2.
NeoMedia undertakes to hold BEMS harmless from any claim that may be brought by any third party for a breach by BEMS of the warranties contemplated in the above paragraph. Accordingly, in such event, NeoMedia accepts to pay the amount of any penalty, indemnification, damage, loss, etc., that may be ordered against BEMS due to such breach, and any other expense that BEMS may incur, including fees for legal defense.  Such amounts shall be enforceable against NeoMedia as from when they are paid by BEMS to any third party.

8.3.
Without prejudice to the Support Services that NeoMedia is obligated to provide hereunder, NeoMedia warrants and represents to NeoMedia that the Licensed Platform meets all the technical requirements set forth in Exhibit E attached hereto, and its operation conforms accurately to the specifications of said Exhibit E.

8.4.
For such purpose, NeoMedia undertakes to hold BEMS harmless from any claims brought by final users for the malfunction of the Licensed Platform, and/or originating from eventual damage caused by the Licensed Platform to the devices of the final users, exclusive of any loss of profit, consequential, incidental or other damages which may be alleged.  Accordingly, in such event, NeoMedia accepts to pay the amount of the penalty, indemnification, loss, damage etc. that may be ordered against BEMS due to such damage to the devices, and any other expense that BEMS may incur, including fees for legal defense. Such amounts shall be enforceable against NeoMedia as from when they are paid by BEMS to any third party.

9.	Governing Law.

This Agreement shall be governed by and construed under the laws of Spain.

9.1.
The Parties agree to follow the procedure set forth below to resolve any dispute (other than patent infringement, patent validity, patent enforceability, or any other issue concerning a substantive patent right), by arbitration administered by a mutually agreed-upon arbitral entity, or in the event of no such agreement, by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules and other applicable rules and procedures set forth by the AAA.  The place of arbitration shall be Atlanta, GA.

9.2.
The procedures described herein shall be followed if senior management of both Parties is unable to resolve the dispute within thirty (30) days after a dispute is identified to the other Party.  There shall be no arbitration until the thirty (30) day discussion period has elapsed.

9.3.	The arbitrator(s) may award damages, an injunction, or both to the prevailing party.

9.4.
The decision of the arbitrator(s) shall be final and binding on all Parties, and judgment on the award of the arbitration panel may be entered by any Court having jurisdiction.  There shall be no appeal.

9.5.
Any costs or expenses, including reasonable attorneys’ fees, incurred by the successful party arising out of the arbitration will be assessed against the unsuccessful party, borne equally, or assessed in any manner within the discretion of the arbitrator(s).

9.6.
The arbitrator(s) may also award interest at a rate not to exceed the Prime Rate (which exists on the day of the award) from the date of the award until paid.  Unless decided differently by the arbitrator(s), each Party shall pay one-half (1/2) the fees, costs and expenses charged by the arbitrator(s).

10.	Transferability.

The license set forth above is personal and non-transferable, except that BEMS may transfer its respective rights granted in this Agreement to a successor or merged entity that acquires substantially all the applicable business of BEMS, subject to written consent by NeoMedia, which consent shall not be unreasonably withheld.  The successor or merged entity must agree to abide by all obligations in the Agreement.  In the event that BEMS proposes to so transfer its assets or to be acquired by another entity, BEMS shall inform NeoMedia in advance of the transfer, and NeoMedia shall have a reasonable time not less than thirty (30) days to make a decision as to whether to provide or withhold consent to continue this agreement.  NeoMedia may freely assign this Agreement or its rights hereunder.

11.	Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.  This Agreement will become binding and effective upon the exchange of facsimile or other electronic copies of the required signatures and such facsimile copies shall be binding and effective until the signed originals are in the possession of each Party.

12.	Further Assurances.

12.1.	The Parties agree to execute and deliver any additional papers, documents or other assurances, and take all acts that are reasonably necessary to carry out the intent of this Agreement.

12.2.	Nothing in this Agreement is or shall be construed as:

12.2.1.	An obligation to bring or prosecute any action or suit against any third party for infringement of any Licensed Patent; or

12.2.2.
Conferring any right for BEMS different from those expressly regulated on the Agreement, to use, in advertising, publicity or otherwise, any NeoMedia name, trade name or trademark, or any contraction, abbreviation or simulation thereof.

12.3.
BEMS agrees to indemnify, defend and hold NeoMedia and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the exercise of any right granted to BEMS pursuant to this Agreement or (ii) any breach of this Agreement by BEMS, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct by NeoMedia as determined by a court of competent jurisdiction.

13.	No Third-Party Beneficiaries.

Unless specifically provided otherwise, nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement, nor shall anything in this Agreement be construed as creating an obligation by either Party to any non-party to this Agreement.

14.	Notices.

Any notices that are provided pursuant to this Agreement shall be provided via both electronic mail and in writing (via overnight courier) to the other Party as follows:
To BEMS:

Attn:	Chief Executive Officer
BEMS, S.A.
With a copy to:

To NeoMedia:

Attn:	Chief Executive Officer or Chief Financial Officer
NeoMedia Technologies, Inc.
Two Concourse Parkway, Suite 500
Atlanta, GA  30328
Telephone (678) 638-0460 X132
FAX (678) 638-0466

With a copy to:

Michael H. Baniak, Esq.
McDonnell, Boehnen, Hulbert & Berhoff, LLP
300 South Wacker Drive, Suite 3100
Chicago, IL 60606
Telephone (312) 913-2137
FAX (312) 913-0002

15.	Severability.

If any portions of this Agreement are held invalid or unenforceable, all remaining portions shall nevertheless remain valid and enforceable, to the extent they can be given effect without the invalid portions.

16.	Mutual Contribution.

This Agreement was drafted by counsel for each of the Parties and, thus, shall not be construed against any Party because that Party initially drafted any particular provision.

17.	Representation of Authority.

Each person signing this Agreement hereby represents and warrants that he or she has the authority to bind the entity on behalf of which he or she has signed.

18.	Integration.

This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them, and none of the parties shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement, or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized representative of the party to be bound thereby.

19.	Survivability.

All confidentiality requirements and obligations of accrued payment shall survive expiration or termination of this Agreement.

20.	Waiver.

No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

21.	Independent Contractors.

Both Parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute NeoMedia or BEMS as partners or joint venturers with respect to this Agreement.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party to bind the other Party to any other contract, agreement, or undertaking with any third party.

WHEREFORE, the parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below:

NeoMedia Technologies, Inc. [Signed] /s/ Michael W. Zima Chief Financial Officer Dated: October 7, 2009	BEMS, S.A. [Signed] /s/ David Gutiérrez Managing Director Dated: October 7, 2009